Exhibit (d)(2)

CONFIDENTIALITY AGREEMENT

This agreement (this “Agreement”), dated February 18, 2022 (the “Effective Date”), shall serve to set forth the terms and conditions between Antares Pharma, Inc. (“Antares”), a Delaware corporation having its principal place of business at 100 Princeton South Corporate Center, Suite 300 Ewing, New Jersey 08628 USA, and Halozyme Therapeutics, Inc. (“Company”), a Delaware corporation having its principal place of business at 11388 Sorrento Valley Road, San Diego California 92121 (each, a “Party,” and collectively, the “Parties”), under which each Party may disclose and/or deliver to the other Party, either directly or indirectly through a Representative (as defined below), proprietary and confidential, oral and written information relating to its business and operations (such Party when disclosing such information being the “Disclosing Party” and such Party when receiving such information being the “Receiving Party”) solely for each Party’s consideration of a possible negotiated merger or acquisition of Antares by Company (a “Transaction”).

As a condition to, and as consideration for, the Disclosing Party furnishing its Confidential Information (as defined below) to the Receiving Party, the Receiving Party agrees, as set forth below, to treat confidentially such Confidential Information of the Disclosing Party, which includes any and all information or material relating to the Disclosing Party and any other information that the Disclosing Party or its directors, managers, officers, employees, agents, affiliates (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended to date (the “Exchange Act”)) or other representatives (including, without limitation, attorneys, accountants, consultants or financial advisors) (with respect to either Party, such Persons (as defined below) collectively referred to herein as, “Representatives”) furnish or make available to the Receiving Party, regardless of whether or not such information is marked or identified as “confidential” or “proprietary”, and regardless of the format or manner in which it is furnished, before, on or after the Effective Date, together with any and all analyses, compilations, abstracts, studies, summaries or other documents, reports or records prepared that contain or otherwise reflect or, in whole or in part, are generated from, such information or material (collectively, the “Confidential Information”). For purposes of this Agreement, with respect to the Company, the term “Representatives” shall include Wells Fargo and Bank of America, as financial advisors and potential financing sources.

1. The Receiving Party acknowledges and agrees that the Confidential Information of the Disclosing Party is a valuable asset of the Disclosing Party, has competitive value and is of a confidential nature.

2. Without the Disclosing Party’s prior written consent, the Receiving Party will not, and will direct its Representatives to not, disclose to any Person (including, without limitation, any of its equity or debt partners, financing sources (other than, with respect to the Company, Wells Fargo and Bank of America, solely in their capacities as financial advisors and potential financing sources) and any of the Disclosing Party’s employees whom it has not been otherwise directed to contact) the fact that these discussions (or any other discussions between or involving the Parties) are taking or have taken place or other facts with respect to such discussions concerning a possible Transaction, or any of the terms thereof, including, without limitation, the status thereof, or the fact that any Confidential Information has been made available to it, nor otherwise make any public disclosure (whether written or oral) with respect to this Agreement or the matters contemplated hereby, except as permitted by Section 3 and Section 5. For purposes of this Agreement, the existence of this Agreement and all information described in the foregoing sentence that shall not be publicly disclosed except as permitted by Section 3 and Section 5, shall be deemed to be Confidential Information of each party. The term “Person” as used herein will be interpreted broadly to include, among others, any corporation, company, limited liability company, partnership, trust, association, joint venture, governmental or self-regulatory agency or body, other entity, group or individual.

3. The Receiving Party agrees that it will treat all of the Disclosing Party’s Confidential Information confidentially using the same degree of care employed to protect its own confidential information, but in no event less than a reasonable standard of care to protect and maintain the confidentiality of the Disclosing Party’s Confidential Information. Additionally, the Receiving Party agrees that it will not disclose or otherwise disseminate to any Person all or any portion of the Disclosing Party’s Confidential Information and will use such Confidential Information solely for the purposes of evaluating, negotiating and consummating the Transaction and for no other purpose; provided, however, that the Receiving Party may disclose such Confidential Information or portions thereof only to its Representatives who need to know such information solely for the purposes described above (it being understood that each such Representative shall be informed by the Receiving Party of the confidential nature of the Disclosing Party’s Confidential Information and agree to be bound by the terms hereof and, in any event, the Receiving Party shall disclose to such Representatives only that portion of such Confidential Information necessary for such Representative’s participation in the Receiving Party’s evaluation, negotiation and consummation of the Transaction and the Receiving Party shall be liable and responsible for any breach of this Agreement by any of its Representatives).

4. The term “Confidential Information” shall not include information which (i) is, or becomes, generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives in violation of this Agreement, (ii) is, or becomes, available to the Receiving Party from a source other than the Disclosing Party or its Representatives, provided that such source is not, and was not, reasonably known to the Receiving Party to be bound by a confidentiality agreement with, or any other contractual, fiduciary or other legal obligation of confidentiality to the Disclosing Party, or any of its affiliates or Representatives, (iii) was within the Receiving Party’s possession on a non-confidential basis prior to disclosure to the Receiving Party by the Disclosing Party or its Representatives, provided that such source of such information is not, and was not, reasonably known to the Receiving Party to be bound by a confidentiality agreement with, or any other contractual, fiduciary or other legal obligation of confidentiality to the Disclosing Party, or any of its affiliates or Representatives or (iv) is developed by the Receiving Party or any of its Representatives without reliance on any Confidential Information of the Disclosing Party.

5. If the Receiving Party or any of its Representatives are requested or required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information of the Disclosing Party, the Receiving Party will notify the Disclosing Party promptly (if legally permissible) so that the Disclosing Party may seek any appropriate protective order and/or take any other action. The Receiving Party agrees to reasonably cooperate with the Disclosing Party (at the Disclosing Party’s sole expense) in its reasonable efforts to do so. In the event that such protective order is not obtained, or that the Disclosing Party waives compliance with the provisions hereof, the Receiving Party or such Representative, as the case may be, may disclose to any tribunal or other Person only that portion of the Disclosing Party’s Confidential Information which the Receiving Party is advised by legal counsel is legally required to be disclosed and shall use its commercially reasonable efforts to obtain assurance that confidential treatment will be accorded such.

6. Each Party hereby acknowledges that it is aware (and that its respective Representatives who are involved in the Transaction have been or will be advised) that the other Party is a public company whose shares are listed on the NASDAQ Capital Markets and that the United States securities laws restrict persons with material non-public information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company and from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Each Party agrees to comply with such laws and recognize that the other Party will be damaged by its non-compliance. In addition, each Party hereby acknowledges that unauthorized disclosure of the other Party’s Confidential Information may be in violation of the securities laws, including Regulation FD as promulgated by the U.S. Securities and Exchange Commission.

7. Each Party hereby represents that, as of the Effective Date, neither it nor any of its affiliates beneficially owns, directly or indirectly, any voting securities of the other Party. In consideration of each Party being provided with the other Party’s Confidential Information, and in view of the fact that each Party’s Confidential Information consists and will consist of confidential, material non-public and proprietary information, each Party agrees that, for a period of twelve (12) months from the Effective Date (the “Standstill Period”), neither it nor any of its controlled affiliates will, directly or indirectly, without the consent of the other

Party: (i) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, by purchase or otherwise, ownership (including, without limitation, beneficial ownership as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of any voting securities or direct or indirect rights or options to acquire any voting securities of the other Party or any subsidiary thereof or any assets (except in the ordinary course of business) of the other Party or any subsidiary thereof; (ii) seek or propose to influence or control the management, Board of Directors or policies of the other Party or to obtain representation on the other Party’s Board of Directors, or make, or in any way participate in, any “solicitation” of any “proxies” (as such terms are used in the Exchange Act) or consents with respect to any securities of the other Party; (iii) make any public announcement with respect to, or submit on a public or non-public basis a proposal for, indication of interest in, inquiry regarding or offer of (with or without conditions), any merger, consolidation, business combination, acquisition, tender or exchange offer, restructuring or other extraordinary transaction involving the other Party or any of its subsidiaries or their securities or assets; (iv) enter into any discussions, negotiations, arrangements or understandings (whether written or oral) with any third party with respect to any of the foregoing, or otherwise form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act) in connection with any of the foregoing; or (v) seek or request permission, or participate in any effort, to do any of the foregoing or make or seek permission to make any public announcement with respect to any of the foregoing. Each Party and its respective Representatives (on its behalf) also agree during such period not to make, in each case to the other Party or a third party, any proposal, statement or inquiry, or disclose any intention, plan or arrangement, whether written or oral, inconsistent with the foregoing. Each Party will promptly advise the other Party of any inquiry or proposal made to it with respect to any of the foregoing; provided, however, that nothing contained in this Section 7 shall preclude Company from making a proposal to acquire Antares directly to the Board of Directors or CEO of Antares, without making any public disclosure thereof. Notwithstanding the foregoing, each Party and its respective affiliates and Representatives shall not be restricted from taking the actions contemplated by this Paragraph 7 (and for the avoidance of doubt, the Standstill Period shall terminate solely with respect to the other Party) from and after the date, if any, (1) that the other Party announces its entry into an agreement with any one or more third parties (not affiliated with such other Party) providing for (A) a merger, amalgamation, consolidation, tender or exchange offer or other business combination involving such other Party as a constituent party that would result in the acquisition of more than 50% of such other Party’s outstanding equity securities, (B) a sale of 50% or more of the consolidated assets of such other Party and its subsidiaries (including equity securities of subsidiaries) or equity securities of such other Party in a single transaction or series of related transactions, (C) a recapitalization or other transaction involving such other Party that results in one person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the equity securities of such other Party or (D) any other single transaction or series of related transactions that results in a change of control of such other Party (any of the transactions referred to in the foregoing clauses (A) through (D), an “Alternative Transaction”), (2) that is the second business day following the recommendation by the other Party’s Board of Directors in favor of a bona fide tender offer or exchange offer for more than 50% of such other Party’s outstanding equity securities or (3) the other Party shall publicly disclose that it has authorized a process for the solicitation of competing offers or indications of interest in respect of an Alternative Transaction, and such Party is not invited to participate in the process on substantially the same terms as applied to other participants in such process (any event described in clauses (1) through (3) above, a “Standstill Termination Event”).

8. Each Party agrees that for a period of twelve (12) months from the Effective Date, neither it nor any of its controlled affiliates will directly or indirectly solicit for employment or hire, employ or otherwise contract for the services of (i) any officer of the other Party or (ii) any key employee of the other Party who becomes known or comes in contact with such Party solely as a result of such Party’s evaluation of the Transaction; provided that this Section 8 shall not preclude such Party from hiring any employee of the other Party who (i) responds to a general solicitation through a public medium or general or mass mailing by such Party or on its behalf and not directly or indirectly targeted at employees of the other Party; (ii) contacts such Party directly on their own sole initiative, without any direct or indirect solicitation or inducement by such Party, or (iii) has been terminated by the other Party prior to commencement of employment discussions between such Party and such employee. The provisions of this Section 8 shall be deemed to be in furtherance of, and not a limitation upon, the other provisions of this Agreement.

9. At any time during or after the term of this Agreement, at the Disclosing Party’s written request, the Receiving Party shall and shall direct its Representatives to promptly return all the Confidential Information provided by the Disclosing Party, or destroy all such copies and certify in writing to the Disclosing Party that such Confidential Information has been destroyed; provided that the Receiving Party may retain a single archival copy of the Disclosing Party’s Confidential Information for the sole purpose of determining its obligations under this Agreement. Such archival copy shall remain the property of the Disclosing Party and shall continue to be governed by the confidentiality, non-disclosure and nonuse obligations set forth in this Agreement until such time such copy is no longer Confidential Information as defined in this Agreement. Notwithstanding anything contained herein to the contrary, the Receiving Party and its Representatives shall not be required to destroy any computer files and electronic mail that are stored securely by the Receiving Party and/or its Representatives and that are created during automatic system back-up or as part of normal security or disaster recovery retention procedures, provided that (i) any Confidential Information of the Disclosing Party contained in such computer files and electronic mail shall remain subject to the confidentiality, non-disclosure and nonuse obligations hereunder, and (ii) the Receiving Party and its Representatives shall not be entitled to make use of such computer files and electronic mail for any purpose other than as provided in this Agreement.

10. The Receiving Party understands and agrees that, except pursuant to a definitive agreement entered into between the Parties in connection with a Transaction, if and when entered into, neither the Disclosing Party nor any of its Representatives (i) have made or make any representation or warranty, expressed or implied, as to the accuracy or completeness of the Disclosing Party’s Confidential Information or (ii) shall have any liability whatsoever to the Receiving Party or any of its Representatives relating to or resulting from the use of the Disclosing Party’s Confidential Information or any errors therein or omissions therefrom; it being understood that the Receiving Party and its representatives shall assume full responsibility for all conclusions derived from any Confidential Information of the Disclosing Party. Without limiting the generality of the immediately preceding sentence, the Confidential Information may include certain statements, estimates and projections with respect to the anticipated future performance of the Disclosing Party. Such statements, estimates and projections reflect various assumptions made by the Disclosing Party concerning its respective anticipated results, which assumptions may or may not prove to be correct. No representations are made as to the accuracy of such assumptions, statements, estimates or projections. The only Confidential Information that will have any legal effect will be specifically represented in a definitive agreement, subject to such limitations and restrictions as may be specified therein.

11. Each Party acknowledges that the other Party and its respective Representatives may establish procedures and guidelines (the “Procedures”) for the submission of proposals with respect to any Transaction with or involving such other Party. Each Party and its respective Representatives agree to act in accordance with the Procedures and to be bound by the terms and conditions that may be established pursuant to the Procedures, including adhering to any timing conditions that may be established relating to when proposals for such a Transaction may be submitted. Each Party agrees that all (i) communications regarding the Transaction, (ii) requests for additional information, facility tours or management meetings, and (iii) discussions or questions regarding the Procedures with respect to the Transaction, will be submitted or directed only to a Representative of the other Party, as designated by such other Party from time to time. For greater certainty, neither Party nor its respective Representative shall directly contact any officer, director or employee of the other Party regarding the Transaction without the prior consent of the other Party. Each Party acknowledges and agrees that (a) the other Party and its Representatives are free to conduct the process relating to a possible Transaction as such other Party and its Representatives, in their sole discretion, determine (including, without limitation, conduct of the due diligence process, negotiating with one or more prospective interested parties and entering into a preliminary or definitive agreement to effect a Transaction) without prior notice to the Party or any other Person, and (b) the other Party reserves the right, in its sole discretion, to change the Procedures at any time without prior notice to the Party or any other Person.

12. It is understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement by a Party (the “Breaching Party”) or its respective Representatives and that the other Party

(the “Non-Breaching Party”) shall be entitled to specific performance and injunctive relief as a remedies for any such breach, and the Breaching Party further agrees to waive, and to use its commercially reasonable efforts to cause each of its Representatives to waive any requirement for the securing or posting of any bond in connection with such remedy. Such remedies shall not be deemed to be the exclusive remedies for the breach of this Agreement by the Breaching Party or its Representatives, but shall be in addition to all other remedies available at law or in equity to the Non-Breaching Party. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that the Breaching Party or any of its Representatives have breached this Agreement, the Breaching Party shall be liable and pay to the Non-Breaching Party the reasonable legal fees incurred by the Non-Breaching Party or any of its affiliates in connection with such litigation, including any appeal therefrom. Without qualifying the Breaching Party’s other obligations hereunder, the Breaching Party shall promptly notify the Non-Breaching Party in writing as soon as practicable after becoming aware of any breach by the Breaching Party or its Representatives of any obligation the Breaching Party or its Representatives may have under the terms of this Agreement.

13. It is further understood that no failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

14. It is agreed that unless and until a definitive written agreement has been executed and delivered, neither Party nor any of its affiliates and Representatives shall be under any legal or other obligation to enter into a Transaction with the other Party nor will either Party nor any of its affiliates and Representatives have any liability to the other Party with respect to the Transaction or any obligation of any kind whatsoever with respect to the Transaction, whether by virtue of this Agreement, any other written or oral expression with respect to the Transaction or otherwise, except regarding matters specifically agreed to in this Agreement. Either Party may, in its sole and absolute discretion, reject any proposals with regards to a Transaction. It is further agreed that either Party may cease or terminate discussions or negotiations with respect to a Transaction at any time for any reason or no reason; provided that the cessation of such discussions or negotiations shall not affect either Party’s obligations under this Agreement.

15. This Agreement, and all disputes between the Parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware. Any judicial proceeding regarding any dispute arising out of this Agreement or any matter related hereto shall be brought in the state or Federal courts located in Wilmington, Delaware, and, by execution and delivery of this Agreement, each Party accepts the exclusive jurisdiction of such courts. Each Party hereby agrees that service of any process, summons, notice or document by U.S. registered mail (postage prepaid and return receipt requested) addressed to such Party shall be effective service of process for any action, suit or proceeding brought against such Party in any such court. Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each Party agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such Party and may be enforced in any other courts to whose jurisdiction such Party is or may be subject, by suit upon such judgment. Each Party hereby expressly waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby.

16. In the event that any provision or portion of this Agreement is determined to be invalid, illegal or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law.

17. This Agreement constitutes the entire agreement between the Parties relating to confidential treatment and use of the Confidential Information, and supersedes and replaces all prior writings, discussions and rights relating thereto; and no obligation of any kind relating thereto is assumed by or implied against either Party except for those obligations expressly stated herein. This Agreement may only be amended by a written instrument signed by the Parties.

18. Notices hereunder will be effective only if in writing and upon receipt if delivered personally or by overnight courier or fax, or three (3) days after deposit in the U.S. mail, first class postage prepaid, return receipt requested. All notices addressed to a Party shall include a copy to such Party’s General Counsel at such Party’s address set forth above.

19. The individual executing this Agreement on behalf of a corporation or other legal entity personally represents that he or she is duly authorized to execute this Agreement on behalf of such entity and that this Agreement is binding upon such entity.

20. Nothing herein shall be construed to obligate the Disclosing Party to disclose any Confidential Information to the Receiving Party, or as granting a license to any of the Disclosing Party’s Confidential Information. The Disclosing Party shall retain all right, title and interest in and to its Confidential Information. It is acknowledged by the Parties that this Agreement does not obligate the Parties to enter into any further agreement or to proceed with or participate in any Transaction.

21. Except with respect to the obligations in Sections 7 and 8 (which shall expire in the time period specified in that Section), all obligations, including, without limitation, its obligations of confidentiality, non-use and other obligations, under this Agreement shall expire on the fourth (4th) anniversary of Effective Date, irrespective any earlier termination by the Parties.

22. This Agreement may be electronically signed and/or executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement. The Parties agree that: (i) the electronic signatures appearing on this Agreement are the same as handwritten signatures for the purposes of validity, enforceability and admissibility, and (ii) delivery of an executed counterpart of this Agreement electronically (including by .pdf) shall be effective as delivery of an original executed counterpart of this Agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year written above.

ANTARES PHARMA, INC.		HALOZYME THERAPEUTICS, INC.

By	/s/ Peter Graham	By	/s/ Mark Snyder
Print Name	Peter Graham	Print Name	Mark Snyder
Title	Executive Vice President, General Counsel	Title	Senior Vice President, General Counsel